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                                                                 Exhibit (4)(e)


                                IMPORTANT NOTICE

         THIS ENDORSEMENT CHANGES YOUR POLICY, CONTRACT OR CERTIFICATE.

                           PLEASE READ IT CAREFULLY.

                               MERGER ENDORSEMENT

                  Issued by Metropolitan Life Insurance Company

As of [October 31, 2003], the following changes are made:

1. Your policy, contract or certificate was issued in the name of the Security Equity Life Insurance Company ("SELIC"). SELIC has merged with and into Metropolitan Life Insurance Company ("MetLife"). As a result of this merger, MetLife has assumed by operation of law all liabilities under your policy, contract or certificate as fully as though it had been issued in the name of MetLife instead of SELIC. All references in your policy, contract or certificate to SELIC are hereby changed to MetLife.

2. The terms and conditions of your policy, contract or certificate have not changed, except as modified by this Merger Endorsement.

3. You should continue to use the same telephone numbers and addresses as before to send in premium notices, claims, actions or requests, ask questions or otherwise receive service under your policy, contract or certificate.

This Merger Endorsement shall be attached to and form a part of your policy, contract or certificate.

  /s/  Gwenn L. Carr                  /s/  Robert H. Benmosche

  Gwenn L. Carr                       Robert H. Benmosche
  Vice-President and Secretary        President and Chief Executive Officer










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